UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

ENERGOUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36379	46-1318953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3590 North First Street, Suite 210

San Jose, California 95134

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 963-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2018, the Board of Directors (“Board”) of Energous Corporation (“Energous” or “Company”) elected Carol Lindstrom and Nick Alexopoulos, as members of the Board of Energous, to serve until the 2018 annual meeting of stockholders or until such time as a successor is duly elected.

Carol Lindstrom

Carol Lindstrom was a principal at Deloitte LLP and was a Vice Chairman for over eight years. She retired on May 30, 2016. In her Vice Chairman role, she served as the Advisory Partner for some of Deloitte’s largest clients, built and led the Strategic Relationship Management group (over 100 Deloitte professionals leading some of Deloitte’s largest clients), built and led a relationship program focused on their top global clients, led Deloitte’s Global and US Alliances, and built their Workday and other technology businesses. She joined Deloitte in 1993 to build the technology consulting practice and led the technology practice for many years.

Carol focused on the Financial Services Industry and has deep technology expertise. She has managed large scale technology projects and is aligned with many of the new technology companies in Northern California. She served on the Deloitte LLP (US) Board for six years and the Deloitte DTTL Board (global) for eight years. She led and participated on the Governance, Risk and Evaluation/Compensation Committees of those boards. She is currently serving on three not-for-profit boards, the St Helena Hospital Foundation, the Home(ful) Foundation and the Workday Foundation. She served as the President of the Deloitte Foundation for many years. She joined the board of directors of Genpact Ltd. in July, 2016 and the board of directors of Exponent in December, 2016.

Carol has entered into Energous’ standard compensation and indemnification agreements for its directors. She has been named to serve on the compensation and governance and nominating committee of the Board. There are no arrangements or understandings between her and any other persons pursuant to which she was elected as a director. There are no transactions between her and Energous that would require disclosure under Item 404(a) of Regulation S-K.

Nick Alexopoulos

Dr. Alexopoulos is currently Vice President for Academic Affairs and University Relations with the Broadcom Foundation. Prior to that, Nick served as the Vice President for Antennas, RF Technologies and University Relations at Broadcom Corporation. Before joining Broadcom, he was the Dean of the Henry Samueli School of Engineering at the University of California at Irvine (UCI), a position he held from 1997 to 2008. Previously, he was a member of the faculty at the Henry Samueli School of Engineering and Applied Science at the University of California at Los Angeles (UCLA) from 1969 to 1996, where he served as Chair of the Electrical Engineering Department between the years 1987 and 1992. While at UCLA, he also served as Associate Dean for Faculty Affairs between 1986 and 1987. Dr. Alexopoulos was elected an IEEE Fellow for his contributions to the understanding of substrate-superstrate effects on printed circuit antennas and integrated microwave circuits. He was elected to the United States National Academy of Engineering for his contributions to microwave circuits, antennas, and structures for low observable technologies, and for contributions in engineering education. Dr. Alexopoulos is highly cited in Computer Science and has received two IEEE Best Journal Paper Awards. He and his students have published more than 300 articles in journals, refereed conference publications and book chapters. He also holds several US patents and has received Honorary Doctorates from the National Technical University of Athens, Greece, and Chapman University in California. Dr. Alexopoulos has served as a consultant to various high-tech companies and to the US Government. In addition, he founded Kimalink Inc., which was bought by Broadcom in 2000. Dr. Alexopoulos graduated from the 8th Gymnasium in 1959 and earned his BSEE in 1964, his MSEE in 1967, and his Ph.D. in 1968 in Electrical Engineering from the University of Michigan in Ann Arbor, Michigan. Recently, he and his wife, Sue Curtis were honored with a $2 million endowment for the establishment of the Nicolaos G. and Sue Curtis Alexopoulos Presidential Endowed Chair in the Henry Samueli School of Engineering of the University of California, Irvine.

Dr. Alexopoulos has entered into Energous’ standard compensation and indemnification agreements for its directors. He has been named to serve on the compensation and governance and nominating committee of the Board. There are no arrangements or understandings between him and any other persons pursuant to which he was elected as a director. There are no transactions between him and Energous that would require disclosure under Item 404(a) of Regulation S-K.

[Signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGOUS CORPORATION

Date: March 27, 2018	By:	/s/ Brian Sereda
Brian Sereda
Sr. VP and Chief Financial Officer